 Exhibit 99.1

Arkados Achieves Profitability in Fiscal Third Quarter 2016 Results

Demand for Internet of Things Solutions Drive Net Sales up 427%; Gross Margin Increases to 50%

NEWARK, N.J., April 28, 2016-- Arkados Group, Inc. (OTCQB: AKDS), a global provider of scalable and interoperable Internet of Things (IoT) solutions focused on industrial automation and energy management, today announced its consolidated financial and operational results for the three months ended February 29, 2016, which represent the Company’s Third Quarter Fiscal 2016.

Financial Highlights:

-	Quarterly Revenues grew at a rate of 427% year-over-year, from $142,200 to $749,083;
-	The Software segment revenues came in at $260,590, up from $142,200 in the same period in fiscal 2015 and $175,457 in the second quarter of fiscal 2016, representing growth of 83% and 49%, respectively;
-	The Energy Conservation Services segment contributed $488,493 in sales for the quarter, mainly derived from LED lighting retrofit services;
-	Company-wide Gross Margin increased to 50% from 34% in the second quarter due to a higher revenue contribution from our Software segment;
-	Income from operations increased $561,006 to $68,260 for the third quarter of fiscal 2016 from a loss of $492,746 in the third quarter of fiscal 2015, as a direct result of an increase in gross profits and reduction in operating expenses.

“Operational results reflect a strengthening in our business. Emerging from the R&D phase in fiscal 2014 and fiscal 2015, we are now bringing to market valuable, state-of-the-art solutions that reduce costs, increase productivity and conserve energy. Although these results demonstrate improved performance over prior years, we believe that better performance is yet to come,” commented Arkados’ Chief Executive Officer, Terrence DeFranco.

Mr. DeFranco continued, “The synergy of our operating segments is progressing as customers for our energy conservation services use our technology solutions to deliver higher ROI. We look forward to continuing to work with these customers, bringing them superior value and building channels that will accelerate our growth. Additionally, our strategic partnership with Tatung advances as we collaborate on innovative products and new sales opportunities. The Internet of Things is among the most explosive growth areas in technology in the last 20 years, and it is exciting for Arkados to be a part of it.”

The Company’s Quarterly Report on Form 10-Q for the three month period ended February 29, 2016 is on file with Securities and Exchange Commission. To access the report, click here.

In a November 2015 press release, Gartner estimates that the Internet of Things (IoT) will support total professional services (defined as external providers that design, install and operate IoT systems for businesses under contract) spending of $235 billion in 2016, up 22% from 2015, and that connectivity services (through communications service providers) and consumer services will grow at an even faster pace. Another more recent Gartner report estimates IoT deployment in commercial buildings is on track to reach just over 1 billion in 2018.

Verizon’s The Internet of Things 2015 report revealed that among organizations having integrated IoT into their operations, 82% reported increased efficiency; 49% saw enhancements in product quality; and 45% claimed IoT technology has increased customer satisfaction.

About Arkados Group, Inc.
Arkados Group, Inc. through its subsidiaries is a global provider of scalable and interoperable Internet of Things (IoT) solutions focused on industrial automation and energy management. The Company's solutions are uniquely designed to drive a wide variety of wireless and powerline communication (PLC)-based products, such as sensors, gateways, video cameras, appliances and other devices. By utilizing the Company's solutions, Arkados' customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost.  Arkados® is a registered trademark of Arkados Group, Inc. For more information about Arkados, please visit: http://www.arkadosgroup.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, insufficient working capital, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Investor Relations
investors@arkadosgroup.com